Exhibit 10.6

EXECUTION VERSION

PROPERTY MANAGEMENT AND LEASING AGREEMENT
This PROPERTY MANAGEMENT AND LEASING AGREEMENT (this “Agreement”) is made and entered into as of February 10, 2017, among BEHRINGER HARVARD OPPORTUNITY REIT I, INC., a Maryland corporation (“BH Opportunity REIT”), BEHRINGER HARVARD OPPORTUNITY OP I, LP, a Texas limited partnership (“BH OP”), the Existing Owners (as defined below) and LSG-BH I PROPERTY MANAGER LLC, a Delaware limited liability company (“Manager”).
WHEREAS, BH OP was organized to acquire, own, operate, lease and manage real estate properties on behalf of BH Opportunity REIT; and
WHEREAS, BH Opportunity REIT and BH OP previously entered into that certain Third Amended and Restated Property Management and Leasing Agreement, dated as of May 31, 2016, with Behringer Harvard Opportunity Management Services, LLC, Behringer Harvard Real Estate Services, LLC, Behringer Harvard Cordillera, LLC, Behringer Harvard Northpoint LP, Behringer Harvard Frisco Square LP, Chase Park Plaza Hotel LLC, and WCW Multifamily Holdings, LLC (collectively, the “Original Managers”); and
WHEREAS, Owner desires to replace the Original Managers with Manager, and to have Manager manage and coordinate the leasing of certain of the real estate properties owned by Owner under the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do hereby agree, as follows:
ARTICLE I

DEFINITIONS
Except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement, and the definitions of such terms are equally applicable both to the singular and plural forms thereof:
1.1    “Account” has the meaning set forth in Section 2.5 hereof.
1.2    “Advisor” means LSG-BH I Advisor LLC, a Delaware limited liability company, or its successor as advisor of BH Opportunity REIT.

1.3    “Affiliate” means, except as otherwise provided herein, with respect to any Person, any other Person which, at the time of determination, directly or indirectly controls, is controlled by or is under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of voting securities, by contract or otherwise. There shall be no presumption that (i) a Person that holds less than a majority ownership interest with respect to any other Person directly or indirectly controls such other Person, and (ii) an individual who is an officer or a director of another Person directly or indirectly controls such other Person.
1.4    “Annual Budget” has the meaning set forth in Section 2.7 hereof.
1.5    “Bankruptcy Code” has the meaning set forth in Section 8.17 hereof.
1.6    “Current Owners” means all existing Owners who are signatories to this Agreement as of the date of this Agreement and who are listed on Schedule A hereto. The Property owned by each Current Owner also is listed on Schedule A hereto.
1.7    “Delayed Consent Owners” means all existing Owners who are signatories to this Agreement as of the date of this Agreement and who are listed on Schedule B hereto. The Property owned by each Delayed Consent Owner also is listed on Schedule B hereto.
1.8     “Economic Interest Percentage” means the percentage of capital contributed directly or indirectly to the Joint Venture as compared with the total capital contributed to the Joint Venture by all of the owners of the Joint Venture as the percentage shall be calculated in good faith by the Owner. Any in-kind contribution shall be considered in the calculation of the Economic Interest Percentage and valued at the fair market value of the contribution on the date of contribution as determined by the Owner.
1.9    “Existing Owners” means Current Owners and Delayed Consent Owners.
1.10    “Gross Revenues” means all amounts actually collected as rents or other charges for the use and occupancy of the Properties, but shall exclude (i) interest and other investment income of Owner, and (ii) proceeds received by Owner from a sale, exchange, condemnation, eminent domain taking, casualty or other disposition of assets of Owner.
1.11    “Improvements” means any buildings, structures and equipment from time to time located on the Properties and all parking and common areas located on the Properties.
1.12    “Intellectual Property Rights” means all rights, titles and interests, whether foreign or domestic, in and to any and all trade secrets, confidential information rights, patents, invention rights, copyrights, service marks, trademarks, know-how, or similar intellectual property rights and all applications and rights to apply for such rights, as well as any and all moral rights, rights of privacy, publicity and similar rights and license rights of any type under the laws or regulations of any governmental, regulatory, or judicial authority, foreign or domestic, and all renewals and extensions thereof.
1.13    “Joint Venture” means an investment in a legal organization formed to provide for the sharing of the risks and rewards in an enterprise co-owned and operated for mutual benefit by two or more Persons and established to acquire or hold Properties.
1.14    “Lease” means, unless the context otherwise requires, any lease or sublease made by Owner as landlord or by its predecessor.
1.15    “Losses” has the meaning set forth in Section 3.6 hereof.
1.16    “Management Fee” has the meaning set forth in Section 5.1 hereof.
1.17    “Manager Indemnified Parties” has the meaning set forth in Section 2.7 hereof.
1.18    “Notice” has the meaning set forth in Section 8.1 hereof.
1.19    “Original Managers” has the meaning set forth in the recitals.
1.20    “Oversight Fee” has the meaning set forth in Section 5.1 hereof.
1.21    “Owner” means, individually and collectively, BH Opportunity REIT, BH OP, and each Existing Owner and any joint venture, limited liability company or other Affiliate of BH Opportunity REIT or BH OP that owns, in whole or in part, on behalf of BH Opportunity REIT, any Property or Properties.
1.22    “Ownership Agreements” has the meaning set forth in Section 2.4 hereof.
1.23    “Person” means an individual, corporation, association, business trust, estate, trust, partnership, limited liability company or other legal entity.
1.24    “Property” means any interest in real estate now owned by Owner and any interest in real estate hereafter acquired by Owner containing income-producing improvements or on which Owner will construct income-producing improvements.
1.25    “Property Amendment” means an amendment to this Agreement describing a Property and the Owner thereof and any variations to the basic terms and conditions of this Agreement with respect to the Property related thereto, which shall be in substantially the form of Exhibit A attached hereto.
1.26     “Proprietary Properties” means all modeling algorithms, tools, computer programs, know-how, methodologies, processes, technologies, ideas, concepts, skills, routines, subroutines, operating instructions and other materials and aides used in performing the duties set forth in Article II that relate to management advice, services and techniques regarding current and potential Properties, and all modifications, enhancements and derivative works of the foregoing.

1.27    “Submanager” has the meaning set forth in Section 8.3 hereto.
1.28    “Texas Tax Code” means the Texas Tax Code as amended by Texas H.B. 3, 79th Leg., 3rd C.S. (2006), and reference to any provision of the Texas Tax Code Act shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable administrative rules as in effect from time to time.
1.29    “Third-Party Leasing Agreement” has the meaning set forth in Section 8.4 hereto.
1.30    “Third-Party Management Agreement” has the meaning set forth in Section 8.5 hereto.
ARTICLE II

APPOINTMENT AND STATUS OF MANAGER; SERVICES TO BE PERFORMED
2.1    Appointment of Manager. Owner hereby engages and retains Manager as the manager and as tenant coordinating agent of the Properties, and Manager hereby accepts such appointment on the terms and subject to the conditions hereinafter set forth; it being understood that this Agreement shall cause Manager to be, at law, Owner’s agent upon the terms contained herein. Owner and Manager shall execute a Property Amendment for each Property hereafter acquired setting forth a description of the Property, the individual legal Owner with respect to the Property, and any variations from the terms and conditions set forth in this Agreement with respect to the management and leasing of the Property. By executing a Property Amendment, each Owner will become a signatory and party to this Agreement with respect to such new Property.
2.2    Treatment Under Texas Margin Tax. For purposes of the Texas margin tax, Manager’s performance of the services specified in this Agreement may cause Manager to conduct part of the active trade or business of Owner, and Manager’s compensation may include both the payment of management fees and the reimbursement of specified costs incurred in Manager’s conduct of the active trade or business of Owner. If Manager were deemed to conduct part of the active trade or business of Owner for purposes of the Texas Margin Act, then (a) Owner and Manager intend Manager to be, and shall treat Manager as, a “management company” within the meaning of Section 171.0001(11) of the Texas Tax Code, and (b) Owner and Manager will apply Sections 171.1011(m-1) and 171.1013(f)-(g) of the Texas Tax Code to Owner’s reimbursements paid to Manager pursuant to this Agreement of specified costs and allocable wages and compensation. If applicable, Owner and Manager further recognize and intend that as a result of the relationship created by this Agreement, reimbursements paid to Manager pursuant to this Agreement include (i) “flow‑through funds” that Manager is mandated by law or fiduciary duty to distribute, within the meaning of Section 171.1011(f) of the Texas Tax Code, and (ii) “flow-through funds” that Manager is mandated by contract to distribute, within the meaning of Section 171.1011(g). If applicable, the terms of this Agreement shall be interpreted in a manner consistent with the characterization of Manager as a “management company” as defined in Section 171.0001(11), and with the characterization of the reimbursements as “flow-through funds” within the meaning of Section 171.1011(f)-(g) of the Texas Tax Code.
2.3    General Duties. Manager shall devote its commercially reasonable efforts to performing its duties hereunder to manage, operate, maintain and lease the Properties in a diligent, careful and vigilant manner. The services of Manager are to be of scope and quality not less than those generally performed by professional property managers of other similar properties in that geographic area. Manager shall make available to Owner the full benefit of the judgment, experience and advice of the members of Manager’s organization and staff with respect to the policies to be pursued by Owner relating to the operation and leasing of the Properties.
2.4    Specific Duties. In addition to the specific authority granted to Manager by Owner pursuant to Article III of this Agreement, Manager’s duties include the following:
(a)    Lease Obligations. Manager shall perform all duties of the landlord under all Leases insofar as such duties relate to operation, maintenance, and day-to-day management. Manager shall also provide or cause to be provided, at Owner’s expense, all services normally provided to tenants of like premises, including where applicable, gas, electricity or other utilities required to be furnished to commercial tenants, repairs and maintenance necessary to preserve the Properties in their respective present conditions (normal wear and tear excepted) and for the operating efficiency thereof, and cleaning and janitorial service. Manager shall arrange for and supervise the performance of all installations and improvements in space leased to any tenant that are either expressly required under the terms of the Lease of such space or that are customarily provided to commercial tenants.
(b)    Maintenance. Manager shall cause the Properties to be maintained in a manner consistent with, or substantially similar to, the manner in which similar rental properties in that geographic region are maintained.  Manager’s duties and supervision in this respect shall include cleaning the interior and the exterior of the Improvements and making or supervising the repair, alterations and decoration of the Improvements, subject to and in strict compliance with this Agreement and the Leases.  Construction activities undertaken by Manager, if any, shall be limited to activities related to the management, operation, maintenance, and leasing of the Properties (e.g., repairs, renovations and leasehold improvements), including planning and coordinating the construction of any tenant-paid improvements.
(c)    Leasing Functions. Manager shall coordinate the leasing of the Properties and shall negotiate and use its commercially reasonable efforts to secure executed Leases from what Manager believes are qualified tenants, and to execute same on behalf of Owner, if requested, for available space in the Properties, such Leases to be in form and on terms approved by Owner and Manager.  Manager shall be responsible for hiring all duly qualified and licensed leasing agents, as necessary for the leasing of the Properties, and for otherwise overseeing and managing the leasing process on behalf of Owner.

(d)    Notice of Violations. Manager shall forward to Owner promptly upon receipt all written notices of violation or other written notices from any governmental authority, and board of fire underwriters or any insurance company, and shall make such recommendations regarding compliance with any such notice as Manager believes is appropriate.
(e)    Ownership Agreements. Manager has received copies of, and will be provided with copies in the future of any changes to or new loan agreements, deeds of trust or mortgages and similar agreements or instruments Articles of Incorporation, Agreements of Limited Partnership, Joint Venture Partnership Agreements and Operating Agreements, each as may be amended from time to time, of Owner, as applicable (the “Ownership Agreements”) and is and will be familiar with the terms thereof. Manager shall use reasonable care to avoid any act or omission that, in the performance of its duties hereunder, shall in any way conflict with the terms of Ownership Agreements.
(f)    Personnel. Any personnel hired by Manager to maintain, operate and lease each Property shall be the employees or independent contractors of Manager and not of Owner of such Property, BH OP or BH Opportunity REIT. Manager shall use due care in the selection and supervision of such employees or independent contractors. Manager shall be responsible for the preparation of and shall timely file all payroll tax reports and timely make payments of all withholding and other payroll taxes with respect to each employee.
(g)    Utilities and Supplies. Manager shall enter into or renew contracts for electricity, gas, steam, landscaping, fuel, oil, maintenance and other services as are customarily furnished or rendered in connection with the operation of similar rental property in the area.
(h)    Expenses. Manager shall analyze all bills received for services, work and supplies in connection with maintaining and operating the Properties, pay all such bills when due, and, if requested by Owner, pay, when due, utility and water charges, sewer rent and assessments, and any other amount payable in respect to the Properties. All bills shall be paid by Manager within the time required to obtain discounts, if any. Owner may from time to time request that Manager forward certain bills to Owner promptly after receipt, and Manager shall comply with any such request. Manager shall pay all bills, assessments, real property taxes, insurance premiums and any other amount payable in respect to the Properties out of the Account (as defined in Section 2.5). All expenses shall be billed at net cost (i.e., less all rebates, commissions, discounts and allowances, however designated).
(i)    Monies Collected. Manager shall timely collect all rent and other monies, in the form of a check or money order, from tenants and any sums otherwise due Owner with respect to the Properties in the ordinary course of business. Owner authorizes Manager to request, demand, collect and provide receipt for all such rent and other monies and to institute legal proceedings in the name of Owner for the collection thereof and for the dispossession of any tenant in default under its Lease.

2.5    Banking Accommodations. Manager shall establish and maintain a separate checking account (the “Account”) for funds relating to the Properties. All monies deposited from time to time in the Account shall be deemed to be trust funds and shall be and remain the property of Owner and shall be withdrawn and disbursed by Manager for the account of Owner only as expressly permitted by this Agreement. No monies collected by Manager on Owner’s behalf shall be commingled with funds of Manager. The Account shall be maintained, and monies shall be deposited therein and withdrawn therefrom, in accordance with the following:
(a)    All sums received from rents and other income from the Properties shall be promptly deposited by Manager in the Account. Manager shall have the right to designate two or more persons who shall be authorized to draw against the Account, but only for purposes authorized by this Agreement.
(b)    All sums due to Manager hereunder, whether for compensation, reimbursement for expenditures, or otherwise, as herein provided, shall be a charge against the operating revenues of the Properties and shall be paid and/or withdrawn by Manager from the Account prior to the making of any other disbursements therefrom.
(c)    By the 15th day after the end of each month, Manager shall forward to Owner all monies contained in the Account other than a reasonable reserve and any other amounts otherwise provided in the budget for the relevant property which shall remain in the Account.
(d)    Signs. Manager shall place and remove, or cause to be placed and removed, such signs upon the Properties as Manager deems appropriate, subject, however, to the terms and conditions of the Leases and to any applicable ordinances and regulations.
2.6    Approval of Leases, Contracts, Etc. In fulfilling its duties to Owner, Manager may and hereby is authorized to enter into any leases, contracts or agreements on behalf of Owner in the ordinary course of the management, operation, maintenance and leasing of each Property.
2.7    Accounting, Records and Reports.
(a)    Records. Manager shall maintain all office records and books of account and shall record therein, and keep copies of, each invoice received from services, work and supplies ordered in connection with the maintenance and operation of the Properties. Such records shall be maintained on a double entry basis. Owner and persons designated by Owner shall at all reasonable time have access to and the right to audit and make independent examinations of such records, books and accounts and all vouchers, files and all other material pertaining to the Properties and this Agreement, all of which Manager agrees to keep safe, available and separate from any records not pertaining to the Properties, at a place recommended by Manager and approved by Owner.

(b)    Monthly Reports. On or before the 15th day after the end of each month during the term of this Agreement, Manager shall prepare and submit to Owner the following reports and statements with respect to each Property:

(i)	rental collection record;

(ii)	monthly operating statement;

(iii)	copy of cash disbursements ledger entries for such period, if requested by Owner upon 15 days’ written notice;

(iv)	copy of cash receipts ledger entries for such period, if requested by Owner upon 15 days’ written notice;

(v)	the original copies of all contracts entered into by Manager on behalf of Owner during such period, if requested by Owner upon 15 days’ written notice; and

(vi)	copy of ledger entries for such period relating to security deposits maintained by Manager, if requested by Owner upon 15 days’ written notice.
(c)    Budgets and Leasing Plans. Not later than November 15 of each calendar year, Manager shall prepare and submit to Owner for its approval an operating budget and a marketing and leasing plan on each Property for the calendar year immediately following such submission (each, an “Annual Budget”).  In connection with any acquisition of a Property by Owner, Manager shall prepare an Annual Budget for the remainder of the calendar year.  Each Annual Budget shall incorporate financial models and analysis prepared by Manager with respect to that property.  Each Annual Budget shall be in the form of the budget and plan approved by Owner prior to the date thereof.  As often as reasonably necessary during the period covered by any such budget, Manager may submit to Owner for its approval an updated Annual Budget incorporating any changes as shall be necessary to reflect cost over-runs and the like during that period.  If Owner does not disapprove any proposed Annual Budget within 30 days after receipt thereof by Owner, the Annual Budget shall be deemed approved.  If Owner shall disapprove any proposed Annual Budget, it shall so notify Manager within said 30-day period and explain the reasons therefor.  If Owner disapproves of any proposed Annual Budget, Manager shall submit a revised Annual Budget, as applicable, within 10 days of receipt of the notice of disapproval, and Owner shall have 10 days to provide notice to Manager if it disapproves of the revised Annual Budget.  If a proposed Annual Budget is not approved by December 31 of any calendar year,  Manager shall operate the applicable Property pursuant to the proposed Annual Budget for the following calendar year with respect to those portions approved by Owner and in accordance with the prior year’s Annual Budget with respect to those portions not approved by Owner (with the exception of (i) non-recurring expenditures and capital expenditures which shall be deemed removed from the prior year’s Annual Budget, and (ii) actual increases for real estate taxes, which shall be deemed added to the prior year’s Annual Budget).

(d)    Additional Costs.  Manager will not incur any costs other than those included in, and only to the extent provided for (subject to reasonable deviation for changes in market costs), in any Annual Budget except for:

(i)	tenant improvements and real estate commissions required under a Lease;

(ii)	maintenance or repair costs under $5,000 per Property;

(iii)
costs incurred in emergency situations in which action is immediately necessary for the preservation or safety of each Property, or for the safety of occupants or other persons (or to avoid the suspension of any necessary service of each Property);

(iv)	expenditures for real estate taxes and assessment; and

(v)	maintenance supplies calling for an aggregate purchase price less than $25,000 per annum for all Properties.
Annual Budgets prepared by Manager shall be for planning and informational purposes only, and Manager shall have no liability to Owner for any failure to meet any Annual Budget.  However, Manager will use commercially reasonable efforts to operate within the approved Annual Budget.

(e)    Legal Requirements. Manager shall execute and file when due all forms, reports, and returns required by law relating to the employment of its personnel. Manager shall be responsible for notifying Owner in the event Manager receives notice that any Improvement on a Property or any equipment therein does not comply with the requirements of any statute, ordinance, law or regulation of any governmental body or of any public authority or official thereof having or claiming to have jurisdiction thereover. Manager shall promptly forward to Owner any complaints, warnings, notices or summonses received by it relating to such matters. Owner represents that to the best of its knowledge each of its Properties and any equipment thereon will upon acquisition by Owner comply with all such requirements. Owner authorizes Manager to disclose the ownership of each Property by Owner to any such officials. Owner agrees to indemnify, protect, defend, save and hold Manager, its Affiliates and their respective stockholders, officers, directors, employees, managers, agents, representatives, successors and assigns (collectively, “Manager Indemnified Parties”) harmless of and from any and all Losses (as defined in Section 3.6(a)) that may be imposed on them or any or all of them by reason of the failure of Owner to correct any present or future violation or alleged violation of any and all present or future laws, ordinances, statutes, or regulations of any public authority or official thereof, having or claiming to have jurisdiction thereover, of which it has actual notice.
2.8    Dealings with Advisor.  Unless Owner specifically informs Manager to the contrary, Advisor may perform under this Agreement any of the obligations or exercise any of the rights of Owner.
ARTICLE III

AUTHORITY GRANTED TO MANAGER AND CERTAIN OWNER OBLIGATIONS
3.1    Authority As To Tenants, Etc. Owner agrees and does hereby give Manager the following exclusive authority and powers (all of which shall be exercised either in the name of Manager, as manager for Owner, or in the name or Owner entered into by Manager as Owner’s authorized agent, and Owner shall assume all expenses in connection with such matters):
(a)    to advertise each Property or any part thereof and to display signs thereon, as permitted by law;
(b)    to lease the Properties to tenants;
(c)    to pay all expenses of leasing each Property, including newspaper and other advertising, signage, banners, brochures, referral commissions, leasing commissions, finder’s fees and salaries, bonuses and other compensation of leasing personnel responsible for the leasing of each Property;
(d)    to cause references of prospective tenants to be investigated, it being understood and agreed by the parties hereto that Manager does not guarantee the creditworthiness or collectability of accounts receivable from tenants, users or lessees; and to negotiate new Leases and renewals and cancellations of existing Leases that shall be subject to Manager obtaining Owner’s approval;
(e)    to collect from tenants all or any of the following: a late rent administrative charge, a non-negotiable check charge, credit report fee, a subleasing administrative charge and/or broker’s commission; and Manager need not account for such charges and/or commission to Owner;
(f)    to terminate tenancies and to sign and serve in the name of Owner of each Property such notices as are deemed necessary by Manager;
(g)    to institute and prosecute actions to evict tenants and to recover possession of each Property or portions thereof; and
(h)    with Owner’s authorization, to sue for and in the name of Owner and recover rent and other sums due; and to settle, compromise, and release such actions or suits, or reinstate such tenancies. All expenses of litigation, including attorneys’ fees, filing fees, and court costs that Manager shall incur in connection with the collecting of rent and other sums, or to recover possession of any Property or any portion thereof, shall be deemed to be an operational expense of each Property. Manager and Owner shall concur on the selection of the attorneys to handle such litigation.
3.2    Operational Authority. Owner agrees and does hereby give Manager the following exclusive authority and powers (all of which shall be exercised either in the name of Manager, as manager for Owner, or in the name of Owner entered into by Manager as Owner’s authorized agent, and Owner shall assume all expenses in connection with such matters):
(a)    to hire, supervise, discharge, and pay all labor required for the operation and maintenance and leasing of each Property including but not limited to on-site personnel, managers, assistant managers, leasing consultants, engineers, janitors, maintenance supervisors and other employees required for the operation and maintenance of each Property, including personnel spending a portion of their working hours (to be charged on a pro rata basis) at each Property. All expenses of these employees’ employment shall be deemed operational expenses of the Property.
(b)    to make or cause to be made all ordinary repairs and replacements necessary to preserve each Property in its present condition and for the operating efficiency thereof and all alterations required to comply with lease requirements, and to decorate each Property;
(c)    to negotiate and enter into, as Manager of each Property, (i) contracts for all items on budgets that have been approved by Owner, (ii) any emergency services, (iii) repairs for items not exceeding $5,000, (iv) appropriate service agreements and labor agreements for normal operation of each Property, which have terms not to exceed three years, (v) agreements for all budgeted maintenance, minor alterations, and utility services, including, but not limited to, electricity, gas, fuel, water, telephone, window washing, scavenger service, landscaping, snow removal, pest exterminating, decorating and legal services in connection with the Leases and service agreements relating to each Property, and (vi) other services or such of them as Manager may consider appropriate; and
(d)    to purchase supplies and pay all bills.
Manager shall use commercially reasonable efforts to obtain the foregoing services and utilities for each Property under terms that are as cost-effective and otherwise favorable to Manager as possible for the quality of services and utilities required. Owner hereby appoints Manager as Owner’s authorized Manager for the purpose of executing, as Manager for said Owner, all such contracts. In addition, Owner agrees to specifically assume in writing all obligations under all such contracts so entered into by Manager, on behalf of Owner of each Property, upon the termination of this Agreement, and Owner shall indemnify, protect, save, defend and hold Manager and the other Manager Indemnified Parties harmless from and against any and all Losses resulting from, arising out of or in any way related to such contracts and that relate to or concern matters occurring after termination of this Agreement, but excluding matters arising out of Manager’s willful misconduct, gross negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction). Manager shall secure the approval of, and execution of appropriate contracts by, Owner for any non-budgeted and non-emergency/contingency capital items, alterations or other expenditures in excess of $5,000 for any one item, securing for each item at least three written bids, if practicable, or providing evidence satisfactory to Owner that the contract amount is lower than industry standard pricing in the geographic region in which the Property is located, from responsible contractors. Manager shall have the right from time to time during the term hereof, to contract with and make purchases from Affiliates of Manager, provided that contract rates and prices are competitive with other available sources. Manager may at any time and from time to time request and receive the prior written authorization of Owner of the Property of any one or more purchases or other expenditures, notwithstanding that Manager may otherwise be authorized hereunder to make such purchases or expenditures.
3.3    Rent and Other Collections. Owner agrees and does hereby give Manager the exclusive authority and powers (all of which shall be exercised either in the name of Manager, as manager for Owner, or in the name or Owner entered into by Manager as Owner’s authorized agent, and Owner shall assume all expenses in connection with such matters) to collect rents and/or assessments and other items, including tenant payments for real estate taxes, property liability and other insurance, damages and repairs, common area maintenance, tax reduction fees and all other tenant reimbursements, administrative charges, proceeds of rental interruption insurance, parking fees, income from coin operated machines and other miscellaneous income, due or to become due and give receipts therefor and to deposit all such Gross Revenue collected hereunder in the Account. Manager may endorse any and all checks received in connection with the operation of any Property and drawn to the order of Owner, and Owner shall, upon request, furnish Manager’s depository with an appropriate authorization for Manager to make such endorsement. Manager shall also have the exclusive authority to collect and handle tenants’ security deposits, including the right to apply such security deposits to unpaid rent, and to comply, on behalf of Owner of each Property, with applicable state or local laws concerning security deposits and interest thereon, if any.
3.4    Advances. Manager shall not be required to advance any monies for the care or management of any Property. Owner agrees to advance all monies necessary therefor. If Manager shall elect to advance any money in connection with a Property, Owner agrees to reimburse Manager within thirty (30) days and hereby authorizes Manager to deduct such advances from any monies due Owner. In connection with any insured losses or damages relating to any Property, Manager shall have the exclusive authority to handle all steps necessary regarding any such claim; provided that Manager will not make any adjustments or settlements in excess of $10,000 without Owner’s prior written consent.
3.5    Payment of Expenses. Owner agrees and does hereby give Manager the exclusive authority and power (all of which shall be exercised either in the name of Manager, as manager for Owner, or in the name or Owner entered into by Manager as Owner’s authorized agent, and Owner shall assume all expenses in connection with such matters) to pay all expenses of each Property from the Gross Revenue collected in accordance with Section 3.3, from the Account. It is understood that the Gross Revenue will be used first to pay the compensation to Manager as contained in Article V, then operational expenses and then any mortgage indebtedness, including real estate tax and insurance impounds, but only as directed by Owner in writing and only if sufficient Gross Revenue is available for such payments. Nothing in this Agreement shall be interpreted in such a manner as to obligate Manager to pay from Gross Revenue, any expenses incurred by Owner prior to the commencement of this Agreement, except to the extent Owner advances additional funds to pay such expenses.
3.6    Certain Owner Indemnification Obligations.
(a)    On Termination. In the event this Agreement is terminated for any reason prior to the expiration of its original term or any renewal term, Owner shall indemnify, protect, defend, save and hold Manager and the other Manager Indemnified Parties harmless from and against any and all charges, claims, causes of action, demands, suits, proceedings, losses, damages, liabilities, taxes, deficiencies, judgments, interest, awards, liens, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of successfully enforcing any right to indemnification hereunder, (collectively, “Losses”), that are imposed on or incurred by Manager by reason of the willful misconduct, gross negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of Owner.
(b)    Property Damage, Etc. Owner agrees to indemnify, defend, protect, save and hold Manager and Manager Indemnified Parties harmless from any and all Losses in connection with or in any way related to each Property and from liability for damage to each Property and injuries to or death of any person whomsoever, and damage to property; provided, however, that such indemnification shall not extend to any such Losses arising out of the willful misconduct, gross negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of Manager or any of the other Manager Indemnified Parties. Manager shall not be liable for any error of judgment or for any mistake of fact or law, or for anything that it may do or refrain from doing, except in cases of willful misconduct, gross negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction).
3.7    Environmental Matters. Owner hereby warrants and represents to Manager that to the best of Owner’s knowledge, no Property, upon acquisition by Owner, nor any part thereof, will be used to treat, deposit, store, dispose of or place any hazardous substance that may subject Manager to liability or claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.A. Section 9607) or any constitutional provision, statute, ordinance, law, or regulation of any governmental body or of any order or ruling of any public authority or official thereof, having or claiming to have jurisdiction thereover. Furthermore, Owner agrees to indemnify, protect, defend, save and hold Manager and all of the other Manager Indemnified Parties from any and all Losses involving, concerning or in any way related to any past, current or future allegations regarding treatment, depositing, storage, disposal or placement by any party other than Manager of hazardous substances on each Property.

3.8    Legal Status of Properties. Owner represents that, to the best of its knowledge, each Property and any equipment thereon does comply, or when acquired by Owner, will comply with all legal requirements and authorizes Manager to disclose the identity of the Owner of each Property to any such officials and agrees to indemnify, protect, defend, save and hold Manager and the other Manager Indemnified Parties harmless of and from any and all Losses that may be imposed on them or any of them by reason of the failure of Owner to correct any present or future violation or alleged violation of any and all present or future laws, ordinances, statutes, or regulations of any public authority or official thereof, having or claiming to have jurisdiction thereover, of which it has actual notice. In the event it is alleged or charged that any Improvement or any equipment on a Property or any act or failure to act by Owner with respect to the Property or the sale, rental, or other disposition thereof fails to comply with, or is in violation of, any of the requirements of any constitutional provision, statute, ordinance, law, or regulation of any governmental body or any order or ruling of any public authority or official thereof having or claiming to have jurisdiction thereover, and Manager, in its sole and absolute discretion, considers that the action or position of Owner, with respect thereto may result in damage or liability to Manager, Manager shall have the right to cancel this Agreement at any time by written notice to Owner of its election so to do, which cancellation shall be effective upon the service of such notice. Such cancellation shall not release the indemnities of Owner set forth in this Agreement and shall not terminate any liability or obligation of Owner to Manager for any payment, reimbursement, or other sum of money then due and payable to Manager hereunder.
3.9    Extraordinary Payments. Owner agrees to give adequate advance written notice to Manager if Owner desires that Manager make any extraordinary payment, out of Gross Revenue, to the extent funds are available after the payment of Manager’s compensation as provided for herein and all operational expenses, of mortgage indebtedness, general taxes, special assessments, or fire, boiler or any other insurance premiums.
ARTICLE IV

EXPENSES
4.1    Owner’s Expenses. Except as otherwise specifically provided, all costs and expenses incurred hereunder by Manager in fulfilling its duties to Owner shall be for the account of and on behalf of Owner. Such costs and expenses shall include the wages and salaries and other employee-related expenses of all on-site and off-site employees of Manager who are engaged in the operation, management, maintenance and leasing or access control of the Properties, including taxes, insurance and benefits relating to such employees, costs of technology related to the Properties, including computers, telephone systems and property management and accounting software and any upgrades or conversions thereof, and legal, travel and other out-of-pocket expenses that are directly related to the management of specific Properties. All costs and expenses for which Owner is responsible under this Agreement shall be paid by Manager out of the Account. In the event the Account does not contain sufficient funds to pay all said expenses, Owner promptly shall fund all sums necessary to meet such additional costs and expenses.

4.2    Manager’s Expenses. Manager shall, out of its own funds, pay all of its general overhead and administrative expenses.
ARTICLE V

MANAGER’S COMPENSATION
5.1    Management Fees. Owner shall pay Manager property management and leasing fees in an amount equal to four and one-half percent (4.5%) of Gross Revenues (the “Management Fee”) on a monthly basis from the rental income received from the Properties over the term of this Agreement. Certain of these Properties may be owned by Joint Ventures. When Manager is not paid by the Joint Venture directly in respect of its services, the compensation to be paid by the Owner to Manager will be calculated by multiplying the Management Fee by the Economic Interest Percentage owned directly or indirectly by the Owner in that Property. In the event that Owner contracts directly with a third-party property manager not affiliated with Manager in respect of a Property for which the Owner, in its sole discretion, has the ability to appoint or hire Manager as property manager, Owner shall pay Manager an oversight fee (“Oversight Fee”) equal to one-half of one percent (0.50%) of Gross Revenues of such Property to compensate Manager for transition services to coordinate and align the systems and policies of the third-party property manager with those of Manager. In no event will Owner pay both a Management Fee and an Oversight Fee to Manager with respect to any Property. If Manager subcontracts its responsibilities hereunder to another Person, Manager shall be solely responsible for the payment to the applicable third party. Manager’s compensation under this Section 5.1 shall apply to all renewals, extensions or expansions of Leases that Manager has originally negotiated. In the event Manager assists with planning and coordinating the construction of any tenant-paid finish-out or improvements, Manager shall be entitled to receive from any such tenant an amount equal to not greater than five percent (5.0%) of the cost of such tenant improvements. The Management Fee includes the reimbursement of the specified cost incurred by Manager of engaging another person or entity to perform Manager’s responsibilities hereunder; provided, however, that Manager shall be responsible for payment of all amounts to these third parties. Nothing herein shall prevent Manager from entering fee-splitting arrangements with third parties with respect to the Management Fee.
5.2    Leasing Fees. In addition to the compensation paid to Manager under Section 5.1, Manager shall be entitled to receive a separate fee for the Leases of new tenants and renewals of Leases with existing tenants in an amount not to exceed the fee customarily charged in arm’s length transactions by others rendering similar services in the same geographic area for similar properties as determined by a survey of brokers and agents in such area.
5.3    Audit Adjustment. If any audit of the records, books or accounts relating to the Properties discloses an overpayment or underpayment of Management Fees, Owner or Manager shall promptly pay to the other party the amount of such overpayment or underpayment, as the case may be. If such audit discloses an overpayment of Management Fees for any fiscal year of more than the correct Management Fees for such fiscal year, Manager shall bear the cost of such audit.

ARTICLE VI

INSURANCE AND INDEMNIFICATION
6.1    Insurance to be Carried.
(a)    Manager shall obtain and keep in full force and effect insurance on the Properties against such hazards as Owner and Manager shall deem appropriate, but in any event insurance sufficient to comply with the Leases and Ownership Agreements shall be maintained. All liability policies shall provide sufficient insurance satisfactory to both Owner and Manager and shall contain waivers of subrogation for the benefit of Manager.
(b)    Manager shall obtain and keep in full force and effect, in accordance with the laws of the state in which each Property is located, employer’s liability insurance applicable to and covering all employees of Manager at the Properties and all persons engaged in the performance of any work required hereunder, and Manager shall furnish Owner certificates of insurers naming Owner as a co-insured and evidencing that such insurance is in effect. If any work under this Agreement is subcontracted as permitted herein, Manager shall include in each subcontract a provision that the subcontractor shall also furnish Owner with such a certificate.
6.2    Insurance Expenses. Premiums and other expenses of such insurance, as well as any applicable payments in respect of deductibles shall be borne by Owner.
6.3    Cooperation with Insurers. Manager shall cooperate with and provide reasonable access to the Properties to representatives of insurance companies and insurance brokers or agents with respect to insurance that is in effect or for which application has been made. Manager shall use commercially reasonable efforts to comply with all requirements of insurers.
6.4    Accidents and Claims. Manager shall promptly investigate and shall report in detail to Owner all accidents, claims for damage relating to ownership, operation or maintenance of the Properties, and any damage or destruction to the Properties and the estimated costs of repair thereof, and shall prepare for approval by Owner all reports required by an insurance company in connection with any such accident, claim, damage, or destruction. Such reports shall be given to Owner promptly, and any report not so given within ten (10) days after the occurrence of any such accident, claim, damage or destruction shall be noted in the monthly operating statement delivered to Owner pursuant to Section 2.6(b). Manager is authorized to settle any claim against an insurance company arising out of any policy and, in connection with such claim, to execute proofs of loss and adjustments of loss and to collect and receipt for loss proceeds.
6.5    Indemnification.
(a)    Indemnification of Manager. Owner shall indemnify, defend, protect, save and hold harmless Manager and the other Manager Indemnified Parties, from and against any and all Losses in connection with or in any way related to (i) any Contract, (ii) each Property, including any past, current or future allegations regarding treatment, depositing, storage, disposal or placement by any Person other than Manager of hazardous substances on the Property, and from liability for damage to each Property and injuries to or death of any person whomsoever, and damage to Property, (iii) the willful misconduct, gross negligence or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of Owner, or the failure of Owner to correct any present or future violation or alleged violation of any and all present or future laws, ordinances, statutes or regulations of any public authority or official thereof, having or claiming to have jurisdiction thereover, of which it has actual notice, and (iv) any matter, act or omission occurring prior to the date hereof relating to, in connection with, or in respect of, Owner or any of its Affiliates or any of their respective businesses, assets or properties (including any claim or litigation asserted or instigated by a third party); provided, however, that the indemnification and exculpation shall not extend to any such Losses arising out of the willful misconduct, gross negligence or unlawful acts (the unlawfulness having been adjudicated by a court of proper jurisdiction) of Manager, its agents, servants, or employees; provided further, however, that to the extent that Manager recovers insurance proceeds with respect to any matter for which a Manager Indemnified Party is entitled to indemnification, then the amount payable to such Manager Indemnified Party under this Section 6.5 in respect of such matter shall be reduced by the amount of such recovered insurance proceeds. Manager shall not be liable for any error of judgment or for any mistake of fact or law, or for any thing that it may do or refrain from doing, except in cases of willful misconduct, gross negligence or unlawful acts (the unlawfulness having been adjudicated by a court of proper jurisdiction). In addition, Owner shall advance funds to any Manager Indemnified Party for reasonable legal fees and other reasonable costs and expenses incurred as a result of any claim, suit, action or proceeding for which indemnification is being sought; provided, however, that such Manager Indemnified Party undertakes to repay the advanced funds to Owner, together with the applicable legal rate of interest thereon, in cases in which such Manager Indemnified Party is found pursuant to a final and non-appealable order or judgment to not be entitled to indemnification.

(b)Indemnification of Owner.  Manager shall indemnify, defend, protect, save and hold harmless Owner, its Affiliates and their respective stockholders, officers, directors, employees, managers, agents, representatives, successors and assigns, from any and all claims or liability for any injury or damage to any person or property whatsoever for which Manager is responsible occurring in, on, or about the Properties, including the Improvements, when the injury or damage shall be caused by the willful misconduct, gross negligence or unlawful acts (the unlawfulness having been adjudicated by a court of proper jurisdiction) of Manager, its agents, servants or employees, except to the extent that Owner recovers insurance proceeds with respect to such matter.

ARTICLE VII

TERM AND TERMINATION
7.1    Term. This Agreement shall commence on the date first above written and shall continue until the fifth anniversary of such date and thereafter for successive one (1) year renewal periods, unless on or before the date that is ninety (90) days prior to the expiration of any such period, either party shall notify the other party in writing that it elects to have this Agreement terminated, in which case this Agreement shall be thereby terminated on the date last above mentioned. Notwithstanding the foregoing, this Agreement shall automatically terminate as to any specific Property upon its sale or other transfer of ownership to a Person other than Owner or an Affiliate of Owner and shall terminate in its entirety upon the sale of the final Property subject to this Agreement. Any termination of this Agreement shall not affect (a) any rights or obligations accrued to any party prior to termination (subject to any offsetting claims for damages), including payment of property management fees earned to the date of termination, or (b) the provisions of Sections 2.7, 3.6, 3.7, 3.8, 6.5, 8.4 and 8.5, which shall survive any such termination. In addition, any party may terminate this Agreement immediately upon the occurrence of a decree or order rendered by a court having jurisdiction (i) adjudging Manager as bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition or similar relief for Manager under the federal bankruptcy laws or any similar applicable law or practice, or (iii) appointing a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Manager or a substantial part of the property of Manager, or for the winding up or liquidation of its affairs.
7.2    Manager’s Obligations Upon Termination. Upon the termination of this Agreement, including termination as to any specific Property upon its sale or other transfer of ownership to a Person other than Owner or an Affiliate of Owner, Manager shall have the following duties:
(a)    Manager shall deliver to Owner or its designee, all books and records with respect to the applicable Property or Properties.
(b)    Manager shall transfer and assign to Owner, or its designee, all service contracts and personal property relating to or used in the operation and maintenance of the applicable Property or Properties, except personal property paid for and owned by Manager. Manager shall also, for a period of sixty (60) days immediately following the date of such termination, make itself available to consult with and advise Owner, or its designee, regarding the operation, maintenance and leasing of the applicable Property or Properties.
(c)    Manager shall render to Owner an accounting of all funds of Owner in its possession and shall deliver to Owner a statement of all Management Fees claimed to be due to Manager and shall cause funds of Owner held by Manager relating to the applicable Property or Properties to be paid to Owner or its designee.

(d)    All provisions of this Agreement that require Manager to protect, defend, save, hold and indemnify or to reimburse Owner shall survive any expiration or termination of this Agreement and, if Owner is or becomes involved in any claim, proceeding or litigation by reason of having been Owner, such provisions shall apply as if this Agreement were still in effect.
7.3    Owner’s Obligations Upon Termination. Upon the termination of this Agreement, Owner shall cooperate with Manager and take all reasonable steps to make an orderly transition of the Manager’s services to Owner, including without limitation:
(a)Owner shall pay or reimburse Manager for any sums of money due it under this Agreement for services and expenses prior to the termination of this Agreement.  The parties understand and agree that Manager may withhold funds for 60 days after the end of the month in which this Agreement is terminated to pay bills previously incurred but not yet invoiced and to close accounts. Should the funds withheld be insufficient to meet the obligation of Manager to pay bills previously incurred, Owner will, upon demand, advance sufficient funds to Manager to ensure fulfillment of Manager’s obligation to do so, within 10 days of receipt of notice and an itemization of such unpaid bills.

(b)Owner shall assume in writing all obligations under all Contracts entered into by Manager, on behalf of Owner of the Property, upon the termination of this Agreement.

(c)All provisions of this Agreement that require Owner to protect, defend, save, hold and indemnify or to reimburse Manager shall survive any expiration or termination of this Agreement, and, if Manager is or becomes involved in any claim, proceeding or litigation by reason of having been Manager, such provisions shall apply as if this Agreement were still in effect.

7.4    Effectiveness. This Agreement shall be effective as of the date hereof; provided, however, that with respect to each Delayed Consent Owner, this Agreement shall be effective with respect to such Delayed Consent Owner as of the date the applicable approval or consent pertaining to the Property or Properties owned by such Delayed Consent Owner has been received or waived by Manager.
ARTICLE VIII

MISCELLANEOUS
8.1    Notices. All notices, consents, approvals, waivers or other communications (each, a “Notice”) required or permitted hereunder, except as herein otherwise specifically provided, shall be in writing and shall be: (a) delivered personally or by commercial messenger; (b) sent via a recognized overnight courier service; (c) sent by registered or certified mail, postage pre-paid and return receipt requested; or (d) sent by facsimile transmission, provided confirmation of receipt is received by sender and the original Notice is sent or delivered contemporaneously by an additional method provided in this Section 8.1; in each case so long as such Notice is addressed to the intended recipient thereof as set forth below. Any party may change its address specified above by giving each party Notice of such change in accordance with this Section 8.1. Any Notice shall be deemed given upon actual receipt (or refusal of receipt).

Owner:
Behringer Harvard Opportunity OP I, LP
c/o Behringer Harvard Opportunity REIT I, Inc.
1985 Cedar Bridge Avenue, Suite 1
Lakewood, New Jersey 08701
Attention: Joseph E. Teichman, Esq.
                  General Counsel and Secretary

With a copy to:	Steven J. Kaplan Steven J. Kaplan, P.C. 5910 Stoneshire Court Dallas, Texas 75248 Robert H. Bergdolt, Esq. DLA Piper LLP 4141 Parklake Avenue Suite 300 Raleigh, North Carolina 27612-2350
Manager:	LSG-BH I Property Manager LLC 1985 Cedar Bridge Avenue, Suite 1 Lakewood, New Jersey 08701 Attention: Joseph E. Teichman, Esq. General Counsel and Secretary
With a copy to:	Proskauer Rose LLP Eleven Times Square New York, New York 10036 Attention: Peter M. Fass, Esq. James M. Gerkis, Esq.
8.2    Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, and any action brought to enforce the agreements made hereunder or any action which arises out of the relationship created hereunder shall be brought exclusively in any of the federal or state courts located in the Borough of Manhattan in New York City.
8.3    Assignment. Manager may assign or delegate partially or in full its duties and rights under this Agreement and the fees and compensation related thereto to a duly qualified and licensed Affiliate of Manager without the approval of Owner.  Any other assignment or delegation by Manager of its duties and rights under this Agreement may be made only with the prior written consent of Owner.  Owner acknowledges and agrees that any or all of the duties of Manager as contained herein may be assigned or delegated by Manager and performed by a duly qualified and licensed Person (“Submanager”) with whom Manager contracts for the purpose of performing such duties.  Owner specifically grants Manager the authority to enter into such a contract with a Submanager; provided that, unless Owner otherwise agrees in writing with such

Submanager, Owner shall have no liability or responsibility to any such Submanager for the payment of the Submanager’s fee or for reimbursement to the Submanager of its expenses or to indemnify the Submanager in any manner for any matter; and provided further that Manager shall require such Submanager to agree, in the written agreement setting forth the duties and obligations of such Submanager, to indemnify Owner for all Losses incurred by Owner as a result of the willful misconduct or gross negligence of the Submanager, except that such indemnity shall not be required to the extent that Owner recovers issuance proceeds with respect to such matter.  Any contract entered into between Manager and a Submanager pursuant to this Section 8.3 shall be consistent with the provisions of this Agreement, except to the extent Owner otherwise specifically agrees in writing.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
8.4    Third-Party Leasing Services. Manager acknowledges that from time to time Owner may determine that it is in the best interests of Owner to retain a third party to provide certain leasing services with respect to certain Properties and to compensate such third party for such leasing services. Upon the prior written consent of Manager, Owner shall have the authority to enter into such a contract for leasing services with a third party (a “Third-Party Leasing Agreement”); provided, however, that Manager shall have no liability or responsibility to Owner for any of the duties and obligations undertaken by such party, and Owner agrees to indemnify the Manager Indemnified Parties for all Losses incurred by Manager as a result of acts of such third party pursuant to the Third-Party Leasing Agreement. To the extent that leasing services are specifically required to be performed by a third party pursuant to such Third-Party Leasing Agreement, Manager shall have no obligation to perform such leasing services and Owner shall have no obligation to Manager for leasing fees pursuant to Section 5.2.
8.5    Third-Party Management Services. Manager acknowledges that from time to time Owner may acquire interests in Properties in which Owner does not control the determination of the party that is engaged to provide property management and other services to be provided by Manager with respect to all Properties acquired by Owner hereunder. Upon the prior written consent of Manager, Owner shall have the authority to acquire such interests in Properties for which a third party provides some or all of the services otherwise required to be performed by Manager hereunder (a “Third-Party Management Agreement”); provided, however, that Manager shall have no liability or responsibility to Owner for any of the duties and obligations undertaken by such third party, and Owner shall indemnify and hold harmless the Manager Indemnified Parties, from and against all Losses incurred by any of them as a result of the acts of such third party pursuant to the Third-Party Management Agreement.  To the extent that property management and other services are specifically required to be performed by a third party pursuant to such Third-Party Management Agreement, Manager shall have no obligation to perform such services and Owner shall have no obligation to Manager for compensation for such services pursuant to Article V. Manager hereby consents to any Third-Party Management Agreements existing as of the date hereof, which are described on Schedule C attached hereto.
8.6    No Waiver. The failure of Owner to seek redress for violation or to insist upon the strict performance of any covenant or condition of this Agreement shall not constitute a waiver thereof for the future.

8.7    Amendments. Except as this Agreement is amended by a Property Amendment, this Agreement may be amended or supplemented only by an instrument in writing signed by the parties hereto.
8.8    Headings. The headings of the various subdivisions of this Agreement are for reference only and shall not define or limit any of the terms or provisions hereof.
8.9    Counterparts. This Agreement may be executed with counterpart signatures in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
8.10    Entire Agreement. This Agreement (including the Property Amendments) contains the entire understanding and all agreements between Owner and Manager respecting the management of the Properties. There are no representations, agreements, arrangements or understandings, oral or written, between Owner and Manager relating to the management of the Properties that are not fully expressed herein.
8.11    Disputes. If there shall be a dispute between Owner and Manager relating to this Agreement resulting in litigation, the prevailing party in such litigation shall be entitled to recover from the other party to such litigation such amount as the court shall fix as reasonable attorneys’ fees.
8.12    Activities of Manager. The obligations of Manager pursuant to the terms and provisions of this Agreement shall not be construed to preclude Manager from engaging in other activities or business ventures, whether or not such other activities or ventures are in competition with Owner or the business of Owner.
8.13    Independent Contractor. Manager and Owner shall not be construed as joint venturers or partners of each other pursuant to this Agreement, and neither shall have the power to bind or obligate the other except as set forth herein. In all respects, the status of Manager to Owner under this Agreement is that of an independent contractor.
8.14    No Third-Party Rights. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to any Person entitled to indemnification under Sections 2.7, 3.6, 3.7, 3.8, 6.5, 8.4 and 8.5 and to a successor or permitted assignee pursuant to Section 8.3.
8.15    Ownership of Proprietary Property. Manager retains ownership of and reserves all Intellectual Property Rights in the Proprietary Property. To the extent that Owner has or obtains any claim to any right, title or interest in the Proprietary Property, including without limitation in any suggestions, enhancements or contributions that Owner may provide regarding the Proprietary Property, Owner hereby assigns and transfers exclusively to Manager all right, title and interest, including without limitation all Intellectual Property Rights, free and clear of any liens, encumbrances or licenses in favor of Owner or any other party, in and to the Proprietary Property. In addition, at Manager’s expense, Owner will perform any acts that may be deemed desirable by Manager to evidence more fully the transfer of ownership of right, title and interest in the Proprietary Property to Manager, including but not limited to the execution of any instruments or documents now or hereafter requested by Manager to perfect, defend or confirm the assignment described herein, in a form determined by Manager.
8.16    The Lightstone Name. The Manager and its Affiliates have or may have a proprietary interest in the name “Lightstone”. The Manager hereby grants to Owner, to the extent of any proprietary interest the Manager may have in the name “Lightstone”, a non-transferable, non-assignable, non-exclusive, royalty-free right and license to use the name “Lightstone” during the term of this Agreement. Owner agrees that the Manager and its Affiliates will have the right to approve any use by Owner of the name “Lightstone”, such approval not to be unreasonably withheld or delayed. Accordingly, and in recognition of this right, if at any time Owner ceases to retain the Manager or one of its Affiliates to perform services for Owner, Owner will, promptly after receipt of a written request from the Manager, cease to conduct business under or use the name “Lightstone” or any derivative thereof and Owner shall change its name and the names of any of its subsidiaries to a name that does not contain the name “Lightstone” or any other word or words that might, in the reasonable discretion of the Manager, be susceptible of indication of some form of relationship between Owner and the Manager or any its Affiliates. At such time, Owner also will make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the word “Lightstone”. Consistent with the foregoing, it is specifically recognized that the Manager or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having the name “Lightstone” as a part of their name, all without the need for any consent (and without the right to object thereto) by Owner. Neither the Manager nor any of its Affiliates makes any representation or warranty, express or implied, with respect to the name “Lightstone” licensed hereunder or the use thereof (including, without limitation, as to whether the use of the name “Lightstone” will be free from infringement of the intellectual property rights of third parties). Notwithstanding the preceding, the Manager represents and warrants that it is not aware of any pending claims or litigation or of any claims threatened in writing regarding the use or ownership of the name “Lightstone”.
8.17    Non-Solicitation. During the period commencing on the date on which this Agreement is entered into and ending one year following the termination of this Agreement, Owner shall not, without Manager’s prior written consent, directly or indirectly, (a) solicit or encourage any person to leave the employment or other service of Manager or its affiliates, or (b) hire, on behalf of Owner or any other person or entity, any person who has within the prior year left his or her employment with Manager or its affiliates.  During the period commencing on the date hereof through and ending one year following the termination of this Agreement, Owner shall not, whether for its own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the relationship of Manager or its affiliates with, or endeavor to entice away from Manager or its affiliates, any person who during the term of the Agreement is, or during the preceding one-year period was, a customer of

Manager its affiliates.  Notwithstanding the foregoing, the obligations of Owner under this section shall be waived and shall not apply in the following circumstances:
(i)     (A) Manager files for a voluntary petition under Title 11 of the United States Code, 11 U.S.C. §101, et seq., as amended from time to time, or any successor statute or statutes (the “Bankruptcy Code”) Code or any other Federal or state bankruptcy, receivership or insolvency law; or (B) an involuntary petition is filed against Manager under the Bankruptcy Code or any other Federal or state bankruptcy, receivership or insolvency law, and such petition or proceeding has not been dismissed or terminated within sixty (60) days of such filing; or
(ii)    in the event Manager either (A) terminates this Agreement pursuant to Section 7.1 because Manager is no longer in the business of providing property management services or (B) materially breaches its obligations to provide the services set forth herein, and such material breach continues uncured for fifteen (15) business days after the date Owner has given Manager written notice of such material breach pursuant to Section 8.1.
8.18    Rules of Construction. The headings herein are for convenience only, do not constitute a part of this Agreement.  The recitals constitute an integral part of this Agreement and hereby are incorporated by reference in this Section 8.18.  This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “, but not limited to,”, whether or not they are in fact followed by those words or words of like import.
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IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Property Management and Leasing Agreement as of the date first above written.
BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

By:	/s/ Steven j. Kaplan Name: Steven J. Kaplan Title: Chairman of the Board

BEHRINGER HARVARD OPPORTUNITY OP I, LP

By:	BHO, Inc., its general partner

By:	/s/ Thomas P. Kennedy Name: Thomas P. Kennedy Title: President

[Signature Page to the Property Management and Leasing Agreement]

LSG-BH I PROPERTY MANAGER LLC

By:	/s/ David Lichtenstein
Name: David Lichtenstein
Title: Authorized Signatory

[Signature Page to the Property Management and Leasing Agreement]

BEHRINGER HARVARD NORTHPOINT LP

By:    Behringer Harvard Northpoint GP, LLC,
its general partner

By: s/ Thomas P. Kennedy
Name: Thomas P. Kennedy
Title: President

BEHRINGER HARVARD CORDILLERA, LLC

By: s/ Thomas P. Kennedy
Name: Thomas P. Kennedy
Title: President

CHASE PARK PLAZA HOTEL, LLC

By: s/ Thomas P. Kennedy
Name: Thomas P. Kennedy
Title: President

WCW MULTIFAMILY HOLDINGS LLC

By: s/ Thomas P. Kennedy
Name: Thomas P. Kennedy
Title: President

BEHRINGER HARVARD FRISCO SQUARE LP

By: BP-FS GP, LLC,
its general partner

By: s/ Thomas P. Kennedy
Name: Thomas P. Kennedy
Title: President

[Signature Page to the Property Management and Leasing Agreement]

 SCHEDULE A

Current Owners and Properties

Owner	Property
Chase Park Plaza Hotel, LLC	Chase Park
Behringer Harvard Cordillera, LLC	Cordillera
WCW Multifamily Holdings LLC	Ablon at Frisco Square

SCHEDULE B

Delayed Consent Owners and Properties

Owner	Property
Behringer Harvard Northpoint LP	Northpoint
Behringer Harvard Frisco Square LP	Frisco Square

SCHEDULE C

Existing Third-Party Management Agreements

Frisco Square Multifamily & Ablon at Frisco Square – Portico
Chase Park & Cordillera – Pyramid

EXHIBIT A
Form of Property Amendment

Reference is hereby made to the Property Management and Leasing Agreement dated as of [   ], 2017, among BEHRINGER HARVARD OPPORTUNITY REIT I, INC., a Maryland corporation, BEHRINGER HARVARD OPPORTUNITY OP I, LP, a Texas limited partnership, the Existing Owners, LSG-BH I PROPERTY MANAGER LLC, a Delaware limited liability company, and the other parties thereto (as the same may be amended or amended and restated from time to time, the “Management Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Management Agreement.

Property Description:

Legal Name of Owner:

Jurisdiction of Organization/Incorporation:

Services to be Provided (if other than in Management Agreement):

Alterations to basic terms and conditions of Management Agreement (if any):

 The undersigned hereby agrees that upon the execution of this Property Amendment, it shall become a party to the Management Agreement as an Owner and shall be fully bound by, and subject to, all the agreements, covenants, terms and conditions of the Management Agreement as an Owner as though an original party thereto.

A-1

Manager:	LSG-BH I Property Manager LLC

By:

Owner:

By:
Name:
Title:

A-2